Exhibit 99.1

Hoth Therapeutics and Zylö Therapeutics Finalize Agreement

Zylö and Hoth Therapeutics Forge Partnership to Develop Endocannabinoid-Based Drug to Treat Lupus

Zylö’s xerogel-derived delivery platform to be used to topically deliver the drug candidate

NEW YORK, NY August 21, 2019/PR Newswire/ Hoth Therapeutics, Inc. (Nasdaq: HOTH), a biopharmaceutical company focused on unique targeted therapeutics for patients suffering from dermatological indications ranging from atopic dermatitis to chronic wound disorders, today announced it has entered into a definitive partnership agreement with Zylö Therapeutics to develop a new treatment for patients suffering from Cutaneous Lupus Erythematosus [CLE], a chronic autoimmune disease that affects the skin.

Zylö Therapeutics, dedicated to bringing innovative topical technologies to multiple facets of medicine, has developed a patented topical delivery system using xerogel-derived nanoparticles called Z-pods™ s, Hoth has an exclusive license to develop Anandamide-loaded Z-pods™ for the treatment of CLE in North America. Anandamide, generally referred to as AEA, is one of the cannabinoids that the human body makes naturally.

Hoth also has certain rights related to geographic expansion and to follow-on indications such as psoriasis and rheumatoid arthritis.

Scientists at the Albert Einstein College of Medicine, where the platform technology was originally developed, have demonstrated that topical administration with AEA-loaded Z-pods™ inhibits the development of CLE lesions in a well-established animal model of lupus. This work reinforces and highlights the utility of targeting the endocannabinoid system for autoimmune rheumatic diseases.

The work at Einstein supports the thesis that AEA-loaded Z-pods™:

-	improve drug penetration
-	prevent the development of skin lesions
-	improve skin histopathology
-	reduce macrophages and C3 accumulation
-	reduce inflammatory cytokine secretion by keratinocytes
-	have no deleterious effect on antibody levels

According to estimates by the Lupus Foundation of America [LFA], 1.5 million Americans currently suffer from lupus, with 16,000 new cases reported annually; tragically, lupus strikes mostly women of child-bearing age and is 2-3 times more prevalent amongst women of color. Worldwide, the LFA estimates that at least five million people have some form of the disease. Of those diagnosed, approximately two-thirds will develop CLE. The average cost to provide medical treatment for a person with lupus is well over $10,000 per year.

“Zylö’s initial work with AEA-loaded Z-pods shows significant promise in treating CLE, and we look forward to collaborating with them to bring this treatment to market,” stated, Robb Knie, CEO of Hoth.

“We are thrilled to partner with Hoth, an innovative company committed to developing treatment solutions for diseases—such as lupus—with a high unmet clinical need,” said Scott Pancoast, CEO of Zylö. “As we collaborate with the Hoth team to advance AEA-loaded Z-pods through the next stages of development, we expect to further demonstrate the critical role that our patented Z-pod delivery system plays in improving therapeutic outcomes.”

About Hoth Therapeutics, Inc.

Hoth Therapeutics, Inc., a Nevada corporation, is a biopharmaceutical company focused on unique targeted therapeutics for patients suffering from indications such as atopic dermatitis, also known as eczema. Hoth has exclusive worldwide rights to the BioLexa Platform.

About Zylö Therapeutics

Zylö has developed a xerogel-derived topical delivery system that extends the duration-of-effect, improves the solubility/targeting, and/or enhances the product performance of many therapeutic agents. Notably, the Z-pod™ technology platform has enabled the Patchless Patch™ concept and has successfully harnessed the therapeutic potential of nitric oxide, one of the most powerful—and short-lived—biomolecules produced by the human body.

Forward Looking Statements

This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements that relate to the advancement and development of the BioLexa Platform, the commencement of clinical trials, the availability of data from clinical trials and other information that is not historical information. When used herein, words such as "anticipate", "being", "will", "plan", "may", "continue", and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Hoth's current expectations and various assumptions. Hoth believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Hoth may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described under the caption "Risk Factors" in Hoth's Form 10K for the period ending December 31, 2018, and Hoth's other filings made with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as Hoth's current plans, estimates and beliefs. Investors should not place undue reliance on forward-looking statements. Hoth cannot guarantee future results, events, levels of activity, performance or achievements. Hoth does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by law.

Contact

Investor Relations Contact:
Phone: (646) 756-2997
Email: investorrelations@hoththerapeutics.com
www.hoththerapeutics.com